COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

NEWS RELEASE

For immediate release October 28, 2009

COACHMEN INDUSTRIES SECURES FINANCING, CONTRACTS FOR NEW MAJOR CONSTRUCTION PROJECTS, AND SALE OF SURPLUS FACILITY

Elkhart, IN - Coachmen Industries, Inc. (OTC:COHM.PK) announced today that it had completed a $20 million two–year financing arrangement with an affiliate of H.I.G. Capital, LLC for the working capital needs of the Company.

“This culminates almost a year of effort to secure new financing for the Company and puts to rest any lingering questions about our Company’s financial stability. It enables us to proceed immediately on two pending major construction projects. In addition, we can now resume making strategic investments critical to our future,” said President and Chief Executive Officer Rick Lavers.

“While the capital itself provides us with increased financial flexibility, equally important is the effect this transaction has had on our bonding capabilities,” Lavers continued. “With the assistance of H.I.G. Capital, we have been able to dramatically reduce the collateralization requirements on bonds necessary to operate our businesses. This reduction has allowed us to accept a contract for the long-anticipated second stage of the Ft. Bliss, Texas barracks project in the amount of $8.1 million, for which we received a “go forward letter” this week. Construction on that project will start in the fourth quarter of this year. In addition, we have also received a verbal award based on our RFP for a major dormitory project of about the same size, which also requires bonding. But for the support of H.I.G., the Company would not have been able to move forward on either of these opportunities.”

Coachmen expects that this transaction will also free up millions of dollars in restricted cash currently pledged to support various letters of credit. The Company also announced that it has signed a contract for the sale of its shuttered facility in Zanesville, OH for $2.9 million. That transaction is scheduled to close October 31, although that closing date may be extended into November.

H.I.G. Capital is a leading global private equity investment firm with more than $7.5 billion of equity capital under management. Based in Miami, and with offices in Atlanta, Boston, and San Francisco in the U.S., as well as affiliate offices in London, Hamburg and Paris in Europe, H.I.G. specializes in providing capital to small and medium-sized companies with attractive growth potential.  Matt Sanford and Fabian de Armas, both of H.I.G., will join Coachmen’s Board of Directors, effective immediately.

Sanford, a Managing Director of H.I.G., said, “We are pleased to provide the financial support necessary to allow Rick and his team to pursue their strategic vision for the company less encumbered by short term liquidity constraints.  While it continues to face extremely tough market conditions in the short-term, we believe this is a good business with solid long-term potential.”

The $20 million credit line consists of two components, $10 million of convertible debt funded at closing and a $10 million revolving line of credit to be drawn as business conditions dictate. Under certain circumstances, HIG may convert the debt into shares of Company stock, and may also exercise warrants it will receive in the transaction that in combination could give them voting control of approximately 51% of the outstanding stock of the Company. That percentage could increase if the Company either misses certain performance covenants, or if the Company exercises its option to pay interest on the debt in additional notes, rather than cash.

About Coachmen Industries

Coachmen Industries, Inc. is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. Coachmen Industries, Inc. is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

About H.I.G. Capital

H.I.G. Capital is a leading global private equity investment firm focused exclusively on the middle market. It has a broad and flexible capital base and more than $7.5 billion of equity capital under management. Based in Miami, and with offices in Atlanta, Boston, New York and San Francisco in the U.S., as well as affiliate offices in London, Hamburg and Paris in Europe, H.I.G. specializes in providing capital to small and medium-sized companies with attractive growth potential. Since its founding, H.I.G. has invested in and managed more than 200 companies worldwide. The firm's current portfolio includes companies with combined revenues in excess of $7 billion. For more information, please refer to the H.I.G. website at www.higcapital.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major government contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For financial information:
Colleen A. Zuhl
Chief Financial Officer
574-266-2500

For investor information:
James T. Holden
Corporate Secretary and Assistant General Counsel
574-266-2500

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